Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the report dated April 28, 2026 in the Annual Report on Form 20-F, with respect to the accompanying consolidated statement of financial position of Founder Group Limited and its subsidiaries (collectively referred to as the “Company”) as of December 31, 2025 and 2024 and the related consolidated statement of comprehensive income/(loss), consolidated statement of changes in equity, and consolidated statement of cash flows for each of the years in the three-year period ended December 31, 2025, 2024 and 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 2025, 2024 and 2023, and the related notes included herein.

/s/ JP Centurion & Partners PLT

JP Centurion & Partners PLT (PCAOB: 6723)

Kuala Lumpur, Malaysia

April 28, 2026